Exhibit 10.54

INNVENTURE, INC.

Non-Management Director Compensation Plan
(As Amended and Restated Effective June 25, 2025)

The Board of Directors (the “Board”) of Innventure, Inc. (the “Company”) originally adopted this Non-Management Director Compensation Plan (this “Plan”) effective as of December 9, 2024 (the “Effective Date”) and has approved an amendment and restatement of this Plan effective as of June 25, 2025.  The purpose of this Plan is to advance the interests of the Company’s stockholders by providing directors on the Company’s Board who are neither employees nor officers of the Company (“Participants”) with remuneration that allows the Company to attract and retain qualified individuals to serve on the Company’s Board and aligns their interests with those of the Company’s stockholders.

The Compensation Committee of the Board (the “Compensation Committee”) shall administer this Plan.  The Compensation Committee may delegate such administration as it deems appropriate, to the extent such delegation complies with applicable laws. This Plan may be amended at any time in the sole discretion of the Board.

Equity awards granted pursuant to this Plan (including Common Stock paid in lieu of cash pursuant to Section 5) will be made under and be subject to the terms of the Company’s 2024 Equity and Incentive Compensation Plan or any successor equity incentive plan that is approved by the Company’s stockholders from time to time (the “Equity Plan”).  The terms of all Restricted Stock Units (as defined in the Equity Plan) granted pursuant to this Plan shall be set forth in the Company’s standard Restricted Stock Unit Award Agreement, in the form most recently approved by the Board for the purpose of grants to non-management directors as of the applicable grant date (the “Applicable Grant Agreement”). Common Stock delivered in lieu of cash pursuant to Section 5 need not be evidenced by an award agreement.

1.
Initial Equity Grant.  Each Participant that became a member of the Board as of October 2, 2024 and who is still serving on the Board on the third business day following the Effective Date (the “Initial Grant Date”), shall receive an initial grant of Restricted Stock Units in respect of such Participant’s Board service for the period between October 2, 2024 and the date of the Company’s first Annual Meeting (defined below) (each such grant, an “Initial Award”).  On the Initial Grant Date, without any further action of the Board or the Compensation Committee, the grant of each such Initial Award shall become effective, with each such Initial Award, covering such number of Restricted Stock Units as equals the quotient obtained by dividing (i) $90,000 by (ii) the Market Value per Share (as defined in the Equity Plan) on the Initial Grant Date, rounded to the nearest whole share. Each such Initial Award will generally vest 100% on the date of the Company’s first Annual Meeting, provided the Participant is a member of the Board on such vesting date, and will otherwise be subject to the terms of the Applicable Grant Agreement.

2.
Board Retainers.

(a)
Quarterly Cash Retainer.  Each Participant shall receive an annual cash Board retainer fee of $80,000, earned in cash on quarterly basis based on a calendar quarter and paid by the Company in arrears ($20,000 per quarter) no later than the fifteenth day following the end of each calendar quarter (the “Cash Board Retainer”).  The Cash Board Retainer shall be prorated in the event that a Participant serves on the Board for a portion of any calendar quarter based on the number of days of service during such calendar quarter.

(b)
Annual Equity Retainer.

(i)
On the date of each of the Company’s regularly scheduled annual meetings of stockholders (each an “Annual Meeting”) beginning with the Company’s first Annual Meeting, without any further action of the Board or the Compensation Committee, the Company shall automatically grant to each Participant who is serving on the Board as of such date and will continue to serve as a non-management member of the Board following such Annual Meeting such number of Restricted Stock Units as equals the quotient obtained by dividing (i) $120,000 by (ii) the Market Value per Share on the Date of Grant (as defined in the Equity Plan), rounded to the nearest whole share (the “Equity Board Retainer”).

(ii)
In the event that following October 2, 2024, a Participant is elected to the Board other than in connection with an Annual Meeting, such Participant shall receive the Equity Board Retainer, except that the number of Restricted Stock Units subject to such Equity Board Retainer will be prorated based on the number of days of service until the scheduled date of the next Annual Meeting.  On the date of such Participant’s election, without any further action of the Board or the Compensation Committee, the Company shall automatically grant to such Participant such number of Restricted Stock Units as equals the quotient obtained by dividing (1) the product of (x) $120,000 multiplied by (y) the quotient obtained by dividing (A) the number of days that will elapse between the date of such Participant’s election to the Board and the scheduled date of the next Annual Meeting by (B) 365, by (2) the Market Value per Share on the Date of Grant, rounded to the nearest whole share.

(iii)
All Restricted Stock Units granted pursuant to this Section 2(b) shall generally vest 100% on the earlier of (x) the first anniversary of the Date of Grant and (y) the next Annual Meeting that occurs following the Date of Grant, provided the Participant is a member of the Board on such vesting date, and will otherwise be subject to the terms of the Applicable Grant Agreement.

3.
Committee Retainers.

(a)
Chairperson Retainers.  Each Participant who serves as the chairperson of a standing committee of the Company’s Board (a “Committee”) shall receive an annual retainer in respect of such Participant’s service in the amount equal to $20,000 for each Committee on which such Participant serves as the chairperson (a “Committee Chairperson Retainer”), earned on a quarterly basis based on a calendar quarter and paid by the Company in arrears ($5,000 per quarter) no later than the fifteenth day following the end of each calendar quarter.  The Committee Chairperson Retainer shall be prorated in the event that a Participant serves as chairperson of such Committee for a portion of any calendar quarter based on the number of days of service during such calendar quarter.

(b)
Member Retainers.  Each Participant who serves as a member, but not a chairperson, of a Committee shall receive an annual retainer in respect of such member service in the amount equal to $10,000 for each Committee on which such Participant serves as a member but not a chairperson (a “Committee Member Retainer”), earned on a quarterly basis based on a calendar quarter and paid by the Company in arrears ($2,500 per quarter) no later than the fifteenth day following the end of each calendar quarter.  The Committee Member Retainer shall be prorated in the event that a Participant serves on such Committee for a portion of any calendar quarter based on the number of days of service during such calendar quarter.

4.
Expenses.  The Company shall reimburse each non-management director for ordinary, necessary and reasonable out-of-pocket expenses incurred by such director related to his or her attendance at Company meetings and otherwise incurred in service to the Company, provided that such non-management director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy as in effect from time to time.

5.
Election to Receive Common Stock in Lieu of Cash.

(a)
A Participant may elect that all or a specified percentage (the “Election Percentage”) of any Cash Board Retainer, Committee Chairperson Retainer or Committee Member Retainer that would otherwise be payable to such Participant in cash (“Cash Compensation”) shall instead be paid in the form of fully vested Common Stock (as defined in the Equity Plan) under the Equity Plan (such election, the “Common Stock Election”).

(b)
Any Common Stock Election shall be made on an election form in a format prescribed by the Company from time to time (an “Election Form”) and shall be made by the deadline set forth in such Election Form, which deadline shall be no later than December 15 of the calendar year prior to the calendar year in which the applicable Cash Compensation is earned; provided, however, that with respect to Cash Compensation earned for the third and fourth quarters of 2025 only, the deadline for such Common Stock Election shall be no later than June 26, 2025.

(c)
With respect to any Participant who elects to receive Common Stock in lieu of Cash Compensation pursuant to a Common Stock Election, on the date the Participant’s Cash Compensation subject to such Common Stock Election would otherwise have been paid pursuant to this Plan, without any further action of the Board or the Compensation Committee, the Company shall automatically issue to such Participant a number of fully vested shares of Common Stock equal to the quotient of (i) (A) the Election Percentage specified in the Participant’s Election Form multiplied by (B) the dollar value of the Cash Compensation that would have otherwise been paid on such date, divided by (ii) the Market Value per Share on such date.